Exhibit 99.1

Daseke Announces Record Results, Reports Fourth-Quarter and Full-Year 2022, and Provides Full-Year 2023 Outlook

Provides update on accretive fourth-quarter share repurchases

Addison, Texas – February 6, 2023 – Daseke, Inc. (NASDAQ: DSKE) (Daseke or, the Company), the premier North American transportation solutions specialist dedicated to servicing challenging industrial end markets, today reported financial results for the fourth quarter and full year ended December 31, 2022, and provided the 2023 outlook.

Fourth-Quarter 2022 Highlights (comparisons to fourth-quarter 2021)

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Revenue of $408.2 million, a 3.5% increase, including Specialized Solutions segment revenue growth of 10.9% to $242.9 million
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Net income of $6.9 million, or $0.09 earnings per diluted share attributable to common stockholders (EPS), approximately flat to the fourth quarter 2021
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Adjusted net income of $15.7 million, or $0.25 of Adjusted EPS, improved from $13.0 million, or $0.18 of Adjusted EPS
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Adjusted EBITDA of $49.6 million, flat to the fourth quarter 2021
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Cash flows from operating activities and Free Cash Flow increased to $30.3 million and $34.5 million, respectively, compared to $29.0 million and $20.2 million, respectively

Full-Year 2022 Highlights (comparisons to full-year 2021)

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Revenue of $1.8 billion, a 13.9%, or $0.2 billion increase, with both segments contributing to growth
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Net income of $50.2 million, or $0.70 of EPS
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Adjusted net income of $86.7 million, or a record $1.24 of Adjusted EPS, improved from $77.8 million, or $1.09
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Achieved third consecutive record Adjusted EBITDA of $234.9 million, 5.3% growth over $223.1 million
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Cash flows from operating activities of $137.0 million, and Free Cash Flow of $135.8 million
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Liquidity of $264.3 million, including $153.4 million cash on hand, a 3.5% increase in liquidity
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Achieved increases of 10.5% in rate per mile, and 5.4% in revenue per tractor

Fourth-Quarter 2022 Share Repurchase Summary

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During the fourth quarter, the Company completed meaningful and transformational repurchase of approximately 30% of its then issued and outstanding common shares through the previously announced Founder's Repurchase and open market repurchases
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Share repurchases generated immediate and significant accretion for common stockholders
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Pro forma EPS gives effect to the fourth quarter share repurchases as though they had occurred on January 1, 2022
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Fourth quarter 2022 Pro forma EPS of $0.09 and Pro forma Adjusted EPS of $0.27
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Full-year 2022 Pro forma EPS of $0.83 and Pro forma Adjusted EPS of $1.52

2023 Outlook

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Revenue and Net revenue—flat to low-single-digit growth as compared to 2022
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Adjusted EBITDA—approximately equal to 2022
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Capital expenditures, net of property and equipment sales—$145 million to $155 million, includes $20 million of roll-over capital from 2022
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Cash capital expenditures, net of property and equipment sales—$40 million to $45 million

Management Commentary

Jonathan Shepko, Chief Executive Officer, commented, "We are proud to report our fourth quarter results, capping off a successful full-year 2022, a year in which we generated top-line and bottom-line growth, and strong cash flow. In fact, 2022 marked our third consecutive year of record Adjusted EBITDA, highlighting our consistent performance across the last twelve quarters. On the heels of this strength, we were well-positioned to opportunistically repurchase nearly 30% of our then issued and outstanding shares, providing significant and immediate accretion to our common shareholders. We will now shift our capital allocation priorities in favor of enhancing our balance sheet strength via gross leverage reduction, and select tuck-in M&A. We remain diligent in our commitments to drive operational excellence and shareholder value, and I’d like to thank our entire team for their focus and dedication in support of our many tremendous accomplishments this year."

Mr. Shepko continued, "Looking ahead to 2023, we anticipate improved demand for our freight-haul services during the mid-year, which is consistent with our historic business trends. Further, we expect improvements in operational productivity, along with driver availability facilitating the incremental seating of higher-margin Company trucks. Through our unique operating model, we exclusively serve numerous industrial-facing end markets and sub-verticals, many that have only limited correlation to consumer spending or the prevailing macro backdrop. Our outlook does acknowledge the slowing freight rate environment, ongoing inflationary pressures, and a still-recovering supply chain. Taking these factors into collective consideration, we anticipate delivering 2023 Adjusted EBITDA approximately equal to our 2022 record result. That said, we continue to have conviction in the ability of our ongoing Transformation initiatives to largely offset near-term headwinds, and with the industry expecting a near-term inflection in the freight rate environment, we would expect additional upside to our earnings profile during the expansionary leg of the next impending cycle.”

Segment Recast Information

During the fourth quarter of 2022, the Company began reporting segment results to its chief operating decision maker with intersegment revenues and expenses eliminated at the applicable reportable segment level, as well as corporate costs allocated to its two reportable segments, based upon respective reportable segment revenue. Previously, the Company had disclosed a corporate segment, which was not an operating segment and included acquisition transaction expenses, corporate salaries, interest expense and other corporate administrative expenses and intersegment eliminations. Additional information is provided at the end of this release.

Fourth-quarter 2022 Financial Results

Total revenue in the fourth quarter of 2022 increased 3.5% to $408.2 million, compared to $394.3 million in the fourth quarter of 2021. This $13.9 million increase includes demand strength primarily in the high-security cargo and agriculture end markets, which were partially offset by declines primarily in our steel end market and renewable energy vertical, plus contributions from a tuck-in acquisition. As compared to the fourth quarter of 2021, Net revenue, or revenue excluding fuel surcharge (FSC), declined modestly by 2.0%, as the improvement in rate per mile was offset by a reduction in miles per tractor.

Operating expenses were $393.0 million in the fourth quarter of 2022, $17.5 million higher than in the prior-year period, primarily due to a $1.6 million trade name impairment combined with an increase in salaries and wages, including driver compensation, and employee benefits; operations and maintenance expense; and fuel expense—which was more than offset by the increase in FSC revenue. Company operating ratio (OR) was 96.3%, compared to 95.2% in the fourth quarter of 2021, due to the comparative period increase in operating expenses. The increase in OR was predominantly attributable to results in the Flatbed Solutions segment, wherein the reduction in revenue and the increase in operating expenses outpaced positive performance in the Specialized Solutions segment. Income from operations in the fourth quarter of 2022 was $15.2 million, compared to $18.8 million in the prior-year period, as incremental operating expenses more than offset revenue growth. In the current-year period, Adjusted operating ratio (Adjusted OR) was 93.5%.

Net income for the fourth quarter of 2022 was $6.9 million, or $0.09 of EPS, compared to the prior-year period net income of $7.1 million, or $0.09 of EPS, due to lower income from operations and incremental interest expense largely resulting from the rising rate environment. In the fourth quarter of 2022, Adjusted net income was $15.7 million, or $0.25 of Adjusted EPS, compared to $13.0 million of Adjusted net income, or $0.18 of Adjusted EPS, in the prior-year period. In the fourth quarter of 2022, Adjusted EBITDA was $49.6 million, flat to the prior-year period.

Fourth-quarter 2022 Segment Results

Specialized Solutions Segment– During the fourth quarter of 2022, Specialized Solutions revenue increased 10.9% to $242.9 million, compared to $219.0 million in the prior-year period. Successful deployment of the asset-right fleet optimization strategy captured additional brokerage volumes and drove revenue growth. Strong demand in the high-security cargo, agriculture, and aerospace end markets more than offset moderating demand in the construction end market and renewable energy vertical. This focused commercial execution resulted in an increase of 5.7% in average rate per mile, and 2.0% more Company miles as compared to fourth quarter of 2021.

Income from operations in the fourth quarter of 2022 was $12.5 million, compared to $7.7 million in the fourth quarter of 2021, as revenue growth outpaced expense inflation, including compensation associated with revenue growth, such as driver compensation, as well as operations and maintenance expense. Specialized Solutions OR in the fourth quarter of 2022 improved by 160 basis points to 94.9%. Adjusted income from operations in the fourth quarter of 2022 improved to $19.9 million, from $15.5 million in the fourth quarter of 2021. Adjusted OR in the fourth quarter of 2022 improved by 110 basis points to 91.8%. In the fourth quarter of 2022, net income increased to $5.3 million, from net loss of $0.7 million in the prior-year period, and Adjusted EBITDA increased to $32.4 million, from $27.2 million in the prior-year period primarily due to strong revenue growth.

Flatbed Solutions Segment– During the fourth quarter of 2022, Flatbed Solutions revenue was $165.3 million, compared to $175.3 million in the fourth quarter of 2021, with the year-over-year decline driven by a reduction in miles along with a modest 2.0% degradation in rate per mile; however, rates outperformed the flatbed index. Strength primarily in the manufacturing, construction, and agriculture end markets was more than offset by a decline in the steel end market.

Following the decline in revenue, income from operations in the fourth quarter of 2022 was $2.7 million, compared to $11.1 million in the fourth quarter of 2021. In the fourth quarter of 2022, Flatbed Solutions OR was 98.4%, compared to 93.7% in the prior-year period, due to lower revenue combined with ongoing expense inflation in items such as operations and maintenance, and market-rate driver compensation. Adjusted income from operations in the fourth quarter of 2022 was $6.7 million, compared to $14.3 million in the fourth quarter of 2021. Adjusted OR was 95.9% in the fourth quarter of 2022, compared to 91.8% in the fourth quarter of 2021. Net income and Adjusted EBITDA were $1.6 million and $17.2 million, respectively, in the fourth quarter of 2022, compared to $7.8 million and $22.4 million, respectively, in the prior-year period, primarily due to the decline in comparative period revenue.

Full-year 2022 Financial Results

Total revenue in 2022 increased 13.9% to $1,773.3 million, compared to $1,556.8 million in 2021, with both segments contributing to this strong $216.5 million growth. Outperformance in the high-security cargo end market, where revenue grew nearly 50% from 2021, followed by significant growth in the agriculture, manufacturing, construction, and aerospace end markets, was partially offset by declines in the renewable energy vertical and the steel end market. As compared to 2021, Daseke achieved increases of 10.5% in rate per mile and 5.4% in revenue per tractor. Furthermore, the Company’s asset-right strategy delivered growth across all components—company, owner operator, brokerage, and logistics. Net revenue improved 7.8% compared to 2021.

Income from operations in 2022 was $98.4 million, compared to $112.8 million in 2021, due primarily to $9.4 million impairment of goodwill and intangible assets, $3.8 million in acquisition-related transaction expenses, $2.1 million incremental restructuring expenses, $15.4 million of incremental insurance and claims, and cost inflation that outpaced revenue gains. The resulting OR was 94.5% in 2022 compared to 92.8% in 2021. Net income for 2022 was $50.2 million, or $0.70 of EPS, compared to $56.0 million of net income, or $0.77 of EPS, in 2021, due to reduced income from operations, partially offset by lower income taxes, gain on the expiration of equity warrants, and higher interest income. In 2022, Adjusted net income was $86.7 million, a record $1.24 of Adjusted EPS, compared to $77.8 million of Adjusted net income, or $1.09 of Adjusted EPS, in 2021. Adjusted OR was 91.6%, a modest increase compared to 90.9% for 2021. The Company delivered Adjusted EBITDA of $234.9 million in 2022, exceeding the previous record of $223.1 million in 2021.

Full-year 2022 Segment Results

Specialized Solutions Segment– For the full year 2022, Specialized Solutions revenue increased 15.9% to $1,004.3 million, compared to $866.8 million in 2021, accounting for nearly 65% of the Company’s total revenue growth. This segment delivered on all aspects of the Company’s asset-right fleet optimization strategy—company, owner operator, brokerage, and logistics. Strong demand in the high-security cargo, agriculture, manufacturing, and construction end markets outperformed demand degradation in the renewable energy vertical. This focused commercial execution resulted in an increase of 12.1% in rate per mile and 8.4% in revenue per tractor, on flat Company miles versus 2021.

Specialized Solutions income from operations in 2022 was $59.3 million, compared to $59.5 million in 2021. Specialized Solutions OR was 94.1% in 2022, compared to 93.1% in 2021. The decline in segment profitability was associated with an increase in impairment expense of $9.4 million. In 2022, Adjusted income from operations increased to $92.6 million, from $77.5 million in 2021. Adjusted OR improved to 90.8% in 2022. In 2022, net income increased to $28.5 million, from $26.1 million in the prior-year period, and Adjusted EBITDA increased to $141.2 million in 2022, from $126.6 million in 2021 due to strong revenue growth.

Flatbed Solutions Segment– In 2022, Flatbed Solutions revenue increased 11.4% to $769.0 million, compared to $690.0 million in 2021. Strength primarily in the construction, manufacturing, and agriculture end markets outpaced steel end market declines. Compared to the prior year, rate per mile increased 7.5% and miles declined 8.5%, resulting in revenue per tractor growth of 1.2%.

Income from operations in 2022 was $39.1 million, compared to $53.3 million in 2021, primarily due to inflationary cost pressures such as market-rate driver compensation, operations and maintenance and insurance claims more than offsetting revenue growth. Flatbed Solutions OR was 94.9% in 2022, compared to 92.3% in 2021. Adjusted income from operations in 2022 was $56.2 million, compared to $63.6 million in 2021. Adjusted OR was 92.7% in 2022, compared to 90.8% in 2021. In 2022, net income was $21.7 million, compared to $29.9 million in the prior-year period, and Adjusted EBITDA was $93.7 million in 2022, compared to $96.5 million in 2021. This segment was able to generate revenue growth as the cycle expanded, while dynamically pivoting across asset types and toward end markets that showed strength, partially mitigating the impact of recent rate pressures and lower productivity.

Cash, Liquidity, and Capital Allocation Summary

As of December 31, 2022, Daseke had cash and cash equivalents of $153.4 million, as well as $110.9 million available under its revolving credit facility, for total available liquidity of $264.3 million. As of December 31, 2022, the Company reported total debt of $667.1 million and Net debt of $513.7 million.

As of December 31, 2021, the Company reported cash and cash equivalents of $147.5 million with $107.8 million available under its revolving credit facility, for total available liquidity of $255.3 million. As of December 31, 2021, total debt was $594.5 million, and Net debt was $447.0 million.

This year-over-year liquidity improvement was achieved during a year when the Company deployed $44.9 million of its cash on hand to fund a portion of the repurchase of approximately 30% of its then issued and outstanding common shares in transactions that were immediately accretive to shareholders. The Company also invested $19.1 million to fund a tuck-in acquisition in the Specialized Solutions segment. Without these uses of cash, liquidity as of full-year 2022 could have been in excess of $325 million.

For the full-year 2022, net cash provided by operating activities was $137.0 million, cash capital expenditures were $42.1 million, and cash proceeds from the sale of property and equipment were $40.9 million, resulting in Free Cash Flow of $135.8 million. Additionally, capital expenditures financed with debt and finance leases were $145.3 million.

For comparison, for the full-year 2021, the Company reported net cash provided by operating activities of $144.7 million, cash capital expenditures of $53.7 million, and cash proceeds from the sale of property and equipment of $58.6 million, resulting in Free Cash Flow of $149.6 million. Additionally, capital expenditures financed with debt and finance leases were $64.7 million.

Conference Call

Daseke will hold a conference call today at 11:00 a.m. Eastern time to discuss its fourth-quarter and full-year 2022 results and 2023 outlook. Investors, analysts, and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call, with accompanying presentation slides available on the Company’s website at www.daseke.com. Participants are encouraged to join via a listen-only mode with this link: https://edge.media-server.com/mmc/p/oksbpe3j. A replay of the conference call will be available a few hours after the event on the Investors section of the Company’s website, under Events & Presentations. Presentation materials will also be posted at the time of the call at investor.daseke.com.

About Daseke, Inc.

Daseke, Inc. is the premier North American transportation solutions specialist dedicated to servicing challenging industrial end-markets. Daseke offers comprehensive, best-in-class services to a diversified portfolio of many of North America’s most respected industrial shippers. For more information, please visit www.daseke.com.

Segment Recast Information

During the fourth quarter of 2022, the Company began reporting segment results to its chief operating decision maker with intersegment revenues and expenses eliminated at the applicable reportable segment level, as well as corporate costs allocated to its two reportable segments, based upon respective reportable segment revenue. Previously, the Company had disclosed a corporate segment, which was not an operating segment and included acquisition transaction expenses, corporate salaries, interest expense, and other corporate administrative expenses and intersegment eliminations. As a result of this change, the Company has presented segment results recast for the three and twelve months ended December 31, 2021 in this news release. In addition, in the Reportable Segments Note in its upcoming Annual Report on Form 10-K, the Company will present recast prior period segment results for the years ended December 31, 2021 and 2020 to reflect the allocated corporate and intersegment costs. Segment results for each of the respective three month periods ended March 31, June 30, and September 30, 2022 will be presented recast in the Reportable Segments Notes in the Company's Quarterly Reports on Form 10-Q for the periods ending March 31, June 30, and September 30, 2023. These Reports will be available on the Company’s web site at www.daseke.com once filed with the Securities and Exchange Commission.

Pro Forma Adjustments

All figures indicated as Pro forma in this news release give effect to the Founder's Repurchase and all other common stock repurchases in the fourth quarter of 2022 as though they had occurred on January 1, 2022. Such Pro forma disclosures have been prepared for informational purposes only and do not purport to represent what the actual results or financial position of the Company would have been had the Founder's Repurchase and all other common stock repurchases occurred on the date assumed, nor are they necessarily indicative of future results of operations or financial position.

Use of Non-GAAP Measures

This news release includes non-GAAP financial measures for the Company and its reporting segments, including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted income from operations, Adjusted net income (loss), Adjusted EPS, Adjusted Operating Ratio, Free Cash Flow, Net revenue, and Net debt.

Please note that the non-GAAP measures described below are not a substitute for, or more meaningful than, net income (loss), EPS, cash flows from operating activities, income from operations, revenue, or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures. Certain items excluded from these non-GAAP measures are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure, and the historic costs of depreciable assets. Also, other companies in Daseke’s industry may define these non‐GAAP measures differently than Daseke does, and as a result, it may be difficult to use these non‐GAAP measures to compare the performance of those companies to Daseke’s performance. Because of these limitations, these non-GAAP measures should not be considered a measure of the income generated by Daseke’s business or discretionary cash available to it to invest in the growth of its business. Daseke’s management compensates for these limitations by relying primarily on Daseke’s GAAP results and using these non-GAAP measures supplementally.

The reconciliation of these non‐GAAP measures to the nearest comparable GAAP measures are found in the tables below.

Adjusted EBITDA

Daseke defines Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest expense, net, (iii) income taxes, and (iv) other material items that management believes do not reflect our core operating performance. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue.

We have not reconciled non‐GAAP forward-looking measures to their corresponding GAAP measures because certain items that impact these measures are unavailable or cannot be reasonably predicted without unreasonable efforts. In particular, we have not reconciled our expectations as to forward-looking Adjusted EBITDA to net income due to the difficulty in making an accurate projection as to stock-based compensation expense. Stock-based compensation expense is affected by future hiring, turnover, and retention needs, as well as the future fair market value of our common stock and performance stock units. In addition, many of our performance stock units are classified as liabilities which vest upon the achievement of specific performance-based conditions related to the Company’s financial performance over a three-year period, modified based on the Company’s relative total shareholder return, all of which is difficult to predict and require quarterly adjustments to their fair value performed by outside specialists. The actual amount of the excluded stock-based compensation expense will have a significant impact on our GAAP net income; accordingly, a reconciliation of forward-looking Adjusted EBITDA to net income is not available without unreasonable efforts.

The Company’s board of directors and executive management team use Adjusted EBITDA as a key measure of its performance and for business planning. Adjusted EBITDA assists them in comparing the Company’s operating performance over various reporting periods on a consistent basis because it removes from the

Company’s operating results the impact of items that, in their opinion, do not reflect the Company’s core operating performance. Adjusted EBITDA also allows the Company to more effectively evaluate its operating performance by comparing the results of operations against its peers without regard to its or its peers’ financing method or capital structure. The Company’s method of computing Adjusted EBITDA is substantially consistent with that used in its debt covenants and is also routinely reviewed by its executive management for that purpose. The Company believes its presentation of Adjusted EBITDA is useful because it provides investors and industry analysts the same information that the Company uses internally for purposes of assessing its core operating performance.

Adjusted Net Income (Loss) and Adjusted EPS

Daseke defines Adjusted net income (loss) as net income (loss) adjusted for material items that management believes do not reflect our core operating performance. Daseke defines Adjusted EPS as Adjusted net income (loss) available to common stockholders divided by the weighted average number of shares of common stock outstanding during the period under the two-class method.

The Company’s board of directors and executive management team use these measures as key measures of its performance and for business planning. These measures assist them in comparing its operating performance over various reporting periods on a consistent basis because it removes from operating results the impact of items that, in its opinion, do not reflect the Company’s core operating performance. The Company believes its presentation of these measures is useful because it provides investors and industry analysts the same information that it uses internally for purposes of assessing its core operating performance.

Adjusted Income (Loss) from Operations and Adjusted Operating Ratio

The Company uses Adjusted income (loss) from operations and Adjusted OR as a supplement to its GAAP results in evaluating certain aspects of its business, as described below. The Company defines Adjusted income (loss) from operations as (a) total revenue less (b) Adjusted operating expenses. The Company defines Adjusted operating expenses as total operating expenses, less material items that management believes do not reflect our core operating performance. The Company defines Adjusted OR as Adjusted operating expenses as a percentage of total revenue.

The Company’s board of directors and executive management team view these non-GAAP measures and their key drivers of revenue quality, growth, expense control, and operating efficiency as very important measures of the Company’s performance. These measures assist them in comparing the Company’s performance over various reporting periods on a consistent basis because they remove from operating results the impact of items that, in its opinion, do not reflect the Company’s core operating performance. The Company believes its presentation of these non-GAAP measures are useful because they provide investors and industry analysts the same information that it uses internally for purposes of assessing its core operating profitability.

Free Cash Flow

Daseke defines Free Cash Flow as net cash provided by operating activities less purchases of property and equipment, plus proceeds from sale of property and equipment, as such amounts are shown on the face of the Statements of Cash Flows.

The Company’s board of directors and executive management team use Free Cash Flow to assess the Company’s liquidity and ability to repay maturing debt, fund operations, and make additional investments. The Company believes Free Cash Flow provides useful information to investors because it is an important indicator of the Company’s liquidity, including its ability to reduce Net debt, make strategic investments, and repurchase stock.

Net Debt

Daseke defines Net debt as total debt less cash and cash equivalents. The Company’s board of directors and executive management team use Net debt to help assess the Company’s liquidity and evaluate and plan for future liquidity needs. The Company believes that the presentation of Net debt is useful to investors because it provides additional information regarding the Company’s overall liquidity, financial flexibility, capital structure, and leverage.

Net Revenue

Daseke defines Net revenue as revenue less fuel surcharge (FSC). The Company’s board of directors and executive management team use Net revenue to help assess the Company’s revenue excluding the impact of fuel surcharge, which often fluctuates with fuel cost. The Company believes that the presentation of Net revenue is useful to investors because fuel surcharge is often volatile and eliminating the impact of this source of revenue affords a more consistent basis for comparing its revenue between periods.

Management’s View of Core Operating Performance

In the non-GAAP measures discussed above, management refers to certain material items that management believes do not reflect the Company’s core operating performance, which management believes represents its performance in the ordinary, ongoing and customary course of its operations. Management views the Company’s core operating performance as its operating results excluding the impact of items including, but not limited to, stock-based compensation, impairments, amortization of intangible assets, restructuring and business transformation costs, severance, and all income and expenses related to the Aveda Transportation and Energy Services (Aveda) business. Management believes excluding these items enables investors to evaluate more clearly and consistently the Company’s core operating performance in the same manner that management evaluates its core operating performance.

Although Daseke ceased generating revenues from its Aveda business and completed the wind-down of Aveda operations in 2020, the Company continued to recognize certain income and expenses from the Aveda business in 2021 and 2022. Such income and expenses relate primarily to, but are not limited to, workers compensation claims and insurance proceeds. Previously, to provide investors with information about the Company excluding the impact of the Aveda business, the Company presented certain GAAP and non-GAAP measures appended with ex-Aveda, which represented the measure excluding the impact of the Aveda business. However, beginning in the quarter ended March 31, 2022, the Company no longer provides ex-Aveda measures, because the impact of the Aveda business is no longer material or meaningful to a discussion of the Company’s operating results or financial condition (e.g., the comparable period in the prior year is now after the completion of the wind-down of the Aveda business). Instead, the income and expenses from the Aveda business will be considered as items that management believes do not reflect core operating performance. Such income and expenses can be identified in the non-GAAP reconciliations under the adjustment called Aveda expenses, net and Aveda operating expenses, net.

Forward‐Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “believe,” “plan,” “should,” “could,” “would,” “forecast,” “seek,” “target,” “predict,” and “potential,” the negative of these terms, or other comparable terminology.

Projected financial information, including our guidance outlook, are forward-looking statements. Forward-looking statements may also include statements about the Company’s goals, business strategy and plans; the Company’s financial strategy, liquidity and capital required for its business strategy and plans; the Company’s competition and government regulations; general economic conditions; and the Company’s future operating results.

These forward-looking statements are based on information available as of the date of this release, and current expectations, forecasts, and assumptions. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that the Company anticipates. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Readers are cautioned not to place undue reliance on the forward-looking statements.

Forward-looking statements are subject to risks and uncertainties (many of which are beyond our control) that could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, general economic and business risks, such as downturns in customers’ business cycles, disruptions in capital and credit markets, inflationary cost pressures and rising interest rates, the Company’s ability to adequately address downward pricing and other competitive pressures, the Company’s insurance or claims expense, driver shortages and increases in driver compensation or owner-operator contracted rates, fluctuations in the price or availability of diesel fuel, increased prices for, or decreases in the availability of, new revenue equipment and decreases in the value of used revenue equipment, supply chain disruptions and constraints generally, seasonality and the impact of weather and other catastrophic events, the Company’s ability to secure the services of third-party capacity providers on competitive terms, loss of key personnel, a failure of the Company’s information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely, data or other security breach, or cybersecurity incidents, the Company’s ability to execute and realize all of the expected benefits of its integration, business improvement and comprehensive restructuring plans, the Company’s ability to realize all of the intended benefits from acquisitions or investments, the Company’s ability to complete divestitures successfully, impact to the Company’s business and operations resulting from the COVID-19 or other pandemic, the Company’s ability to generate sufficient cash to service all of the Company’s indebtedness and the Company’s ability to finance its capital requirements, restrictions in its existing and future debt agreements, changes in existing laws or regulations, including environmental and worker health safety laws and regulations and those relating to tax rates or taxes in general, the impact of governmental regulations and other governmental actions related to the Company and its operations, and litigation and governmental proceedings. Additional risks or uncertainties that are not currently known to us, that we currently deem to be immaterial, or that could apply to any company could also materially adversely affect our business, financial condition, or future results. For additional information regarding known material factors that could cause our actual results to differ from those expressed in forward-looking statements, please see Daseke’s filings with the Securities and Exchange Commission, available at www.sec.gov, including Daseke’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, particularly the section titled “Risk Factors”.

Investor Relations

Adrianne D. Griffin

Vice President, Investor Relations and Treasurer

(469) 626-6980

investors@daseke.com

Daseke, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(In millions, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues:
Company freight	$157.9	$154.4	$650.3	$629.7
Owner operator freight	112.2	121.2	509.9	486.5
Brokerage	65.8	71.9	321.2	269.0
Logistics	14.6	10.3	53.8	39.2
Fuel surcharge	57.7	36.5	238.1	132.4
Total revenue	408.2	394.3	1,773.3	1,556.8
Operating expenses:
Salaries, wages and employee benefits	103.1	97.6	402.4	378.3
Fuel	39.2	28.2	159.6	107.3
Operations and maintenance	42.3	36.6	162.5	147.8
Purchased freight	149.1	154.3	698.0	598.5
Administrative and other expenses	39.6	41.3	165.0	140.8
Acquisition-related transaction expenses	0.1	—	3.8	—
Depreciation and amortization	24.6	21.4	92.8	88.1
Gain on disposition of property and equipment	(7.0)	(4.0)	(21.0)	(17.1)
Impairment	1.6	—	9.4	—
Restructuring charges	0.4	0.1	2.4	0.3
Total operating expenses	393.0	375.5	1,674.9	1,444.0
Income from operations	15.2	18.8	98.4	112.8
Other expense (income):
Interest income	(1.3)	(0.1)	(2.8)	(0.3)
Interest expense	11.6	7.4	35.4	33.5
Change in fair value of warrant liability	—	(2.8)	(4.7)	(1.6)
Other	(0.6)	(0.2)	0.7	(0.8)
Total other expense	9.7	4.3	28.6	30.8
Income before income taxes	5.5	14.5	69.8	82.0
Income tax expense (benefit)	(1.4)	7.4	19.6	26.0
Net income	6.9	7.1	50.2	56.0

Net income	$6.9	$7.1	$50.2	$56.0
Less dividends to Series A convertible preferred stockholders	(1.2)	(1.2)	(5.0)	(5.0)
Less dividends to Series B perpetual preferred stockholders	(0.7)	—	(0.7)	—
Net income attributable to common stockholders	$5.0	$5.9	$44.5	$51.0
Earnings (loss) per common share:
Basic	$0.10	$0.09	$0.73	$0.79
Diluted	$0.09	$0.09	$0.70	$0.77
Weighted-average common shares outstanding:
Basic	52,026,143	62,489,277	60,459,451	63,744,456
Diluted	54,430,235	64,885,771	63,283,502	65,409,258
Dividends declared per Series A convertible preferred share	$1.91	$1.91	$7.63	$7.63
Dividends declared per Series B perpetual preferred share	$11.46	$—	$11.46	$—

Daseke, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
(In millions)

	December 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$153.4	$147.5
Accounts receivable, net	179.0	172.3
Drivers’ advances and other receivables	7.9	7.7
Other current assets	37.9	22.6
Total current assets	378.2	350.1
Property and equipment, net	488.3	397.7
Intangible assets, net	80.6	86.9
Goodwill	137.3	140.1
Right-of-use assets	107.6	108.3
Other non-current assets	3.4	4.3
Total assets	$1,195.4	$1,087.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14.7	$14.7
Accrued expenses and other liabilities	44.9	43.9
Accrued payroll, benefits and related taxes	30.8	32.9
Accrued insurance and claims	40.6	26.8
Current portion of long-term debt	78.4	55.5
Warrant liability	—	4.7
Other current liabilities	34.4	33.7
Total current liabilities	243.8	212.2
Line of credit	—	—
Long-term debt, net of current portion	582.3	531.4
Deferred tax liabilities	95.0	85.1
Non-current operating lease liabilities	79.6	81.1
Other non-current liabilities	1.7	1.6
Total liabilities	1,002.4	911.4
Stockholders’ equity:
Series A convertible preferred stock	65.0	65.0
Series B perpetual preferred stock	67.6	—
Common stock	—	—
Additional paid-in-capital	293.1	387.8
Accumulated deficit	(232.3)	(276.8)
Accumulated other comprehensive loss	(0.4)	—
Total stockholders’ equity	193.0	176.0
Total liabilities and stockholders’ equity	$1,195.4	$1,087.4

Daseke, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
(In millions)
	Year Ended
	December 31,
	2022	2021
Cash flows from operating activities
Net income	$50.2	$56.0
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	85.9	81.2
Amortization of intangible assets	6.9	6.9
Amortization of deferred financing fees	1.3	1.7
Non-cash operating lease expense	—	0.8
Change in fair value of warrant liability	(4.7)	(1.6)
Write-off of deferred financing fees	—	1.2
Stock-based compensation expense	11.5	8.6
Deferred taxes	10.9	14.7
Bad debt expense (recovery)	0.7	(0.3)
Gain on disposition of property and equipment	(21.0)	(17.1)
Impairment	9.4	—
Changes in operating assets and liabilities
Accounts receivable	(4.7)	(17.7)
Drivers’ advances and other receivables	(2.6)	0.9
Other current assets	(13.1)	3.9
Accounts payable	0.1	(1.8)
Accrued expenses and other liabilities	6.2	7.3
Net cash provided by operating activities	137.0	144.7

Cash flows from investing activities
Purchases of property and equipment	(42.1)	(53.7)
Proceeds from sale of property and equipment	40.9	58.6
Cash paid for acquisitions, net of cash received	(19.1)	—
Net cash (used in) provided by investing activities	(20.3)	4.9

Cash flows from financing activities:
Advances on line of credit	1,831.3	1,656.3
Repayments on line of credit	(1,831.3)	(1,656.3)
Principal payments on long-term debt	(71.7)	(247.4)
Proceeds from long-term debt	—	97.5
Payments of deferred financing fees	—	(3.4)
Repurchase of common stock	(44.9)	(20.4)
Exercise of stock options, net	0.8	0.5
Exercise of warrants	9.4	—
Series A convertible preferred stock dividends	(5.0)	(5.0)
Net cash used in financing activities	(111.4)	(178.2)

Effect of exchange rates on cash and cash equivalents	0.6	(0.1)

Net increase (decrease) in cash and cash equivalents	5.9	(28.7)
Cash and cash equivalents – beginning of period	147.5	176.2
Cash and cash equivalents – end of period	$153.4	$147.5

	Year Ended
	December 31,
	2022	2021
Supplemental disclosure of cash flow information
Cash paid for interest	$34.3	$29.6
Cash paid for income taxes	$22.0	$10.4

Noncash investing and financing activities
Property and equipment acquired with debt or finance lease obligations	$145.3	$64.7
Property and equipment sold for notes receivable	$—	$0.5
Right-of-use assets acquired	$36.0	$23.6
Accrued Series B perpetual preferred stock dividend	$0.7	$—

Daseke, Inc. and Subsidiaries
Reconciliation of net cash provided by operating activities to Free Cash Flow
(Unaudited)
(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$30.3	$29.0	$137.0	$144.7
Purchases of property and equipment	(8.7)	(19.5)	(42.1)	(53.7)
Proceeds from sale of property and equipment	12.9	10.7	40.9	58.6
Free Cash Flow	$34.5	$20.2	$135.8	$149.6

Daseke, Inc. and Subsidiaries
Reconciliation of total debt to Net debt
(Unaudited)
(In millions)
	December 31,	December 31,
	2022	2021
Term Loan Facility	$393.0	$397.0
Equipment term loans	249.1	169.0
Finance lease obligations	25.0	28.5
Total debt	667.1	594.5
Less: cash and cash equivalents	(153.4)	(147.5)
Net debt	$513.7	$447.0

Daseke, Inc. and Subsidiaries
Reconciliation of total revenue to Net revenue
(Unaudited)
(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Total revenue	$408.2	$394.3	$1,773.3	$1,556.8
Less: Fuel surcharge	(57.7)	(36.5)	(238.1)	(132.4)
Net revenue	$350.5	$357.8	$1,535.2	$1,424.4

Daseke, Inc. and Subsidiaries
Supplemental Information: Specialized Solutions
(Unaudited)
(Dollars in millions, except rate per mile and revenue per tractor)

	Three Months Ended December 31,
	2022		2021		Increase (Decrease)
	Amount	%	Amount	%	Absolute	Relative
REVENUE:
Company freight	$117.3	48.3%	$113.7	51.9%	$3.6	3.2%
Owner operator freight	41.6	17.1	40.7	18.6	0.9	2.2
Brokerage	40.6	16.7	37.5	17.1	3.1	8.3
Logistics	13.6	5.6	9.1	4.2	4.5	49.5
Fuel surcharge	29.8	12.3	18.0	8.2	11.8	65.6
Total revenue	$242.9	100.0%	$219.0	100.0%	$23.9	10.9%

OPERATING EXPENSES:
Total operating expenses	$230.4	94.9%	$211.3	96.5%	$19.1	9.0%
Operating ratio	94.9%		96.5%
Adjusted Operating Ratio	91.8%		92.9%
INCOME FROM OPERATIONS	$12.5	5.1%	$7.7	3.5%	$4.8	62.3%

OPERATING STATISTICS:
Company miles	36.0		35.3		0.7	2.0%
Owner operator miles	9.4		11.3		(1.9)	(16.8)
Total miles (in millions)(1)	45.4		46.6		(1.2)	(2.6)

Rate per mile(2)	$3.50		$3.31		$0.19	5.7%
Revenue per tractor(3)	$63,700		$66,200		$(2,500)	(3.8)

Company owned tractors, at quarter-end	2,067		1,819		248	13.6%
Owner operator tractors, at quarter-end	448		507		(59)	(11.6)
Number of trailers, at quarter-end	6,775		7,059		(284)	(4.0)

Company owned tractors, average for the quarter	2,047		1,822		225	12.3%
Owner operator tractors, average for the quarter	446		509		(63)	(12.4)
Total tractors, average for the quarter	2,493		2,331		162	6.9

(1) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.
(2) Rate per mile is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by total number of company and owner operator miles driven in the period.
(3) Revenue per tractor is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by the average number of tractors in the period, including owner operator tractors.

Daseke, Inc. and Subsidiaries
Supplemental Information: Specialized Solutions
(Unaudited)
(Dollars in millions, except rate per mile and revenue per tractor)

	Year Ended December 31,
	2022		2021		Increase (Decrease)
	$	%	$	%	Absolute	Relative
REVENUE:
Company freight	$483.1	48.1%	$453.1	52.2%	$30.0	6.6%
Owner operator freight	180.7	18.0	158.5	18.3	22.2	14.0
Brokerage	168.7	16.8	156.8	18.1	11.9	7.6
Logistics	49.7	4.9	34.3	4.0	15.4	44.9
Fuel surcharge	122.1	12.2	64.1	7.4	58.0	90.5
Total revenue	$1,004.3	100.0%	$866.8	100.0%	$137.5	15.9%

OPERATING EXPENSES:
Total operating expenses	$945.0	94.1%	$807.3	93.1%	$137.7	17.1%
Operating ratio	94.1%		93.1%
Adjusted Operating Ratio	90.8%		91.1%
INCOME FROM OPERATIONS	$59.3	5.9%	$59.5	6.9%	$(0.2)	(0.3)%

OPERATING STATISTICS:
Company miles	148.0		148.1		(0.1)	(0.1)%
Owner operator miles	41.0		47.6		(6.6)	(13.9)
Total miles (in millions)(1)	189.0		195.7		(6.7)	(3.4)

Rate per mile(2)	$3.51		$3.13		$0.38	12.1%
Revenue per tractor(3)	$279,800		$258,000		$21,800	8.4

Company owned tractors, at period-end	2,067		1,819		248	13.6%
Owner operator tractors, at period-end	448		507		(59)	(11.6)
Number of trailers, at period-end	6,775		7,059		(284)	(4.0)

Company owned tractors, average for the period	1,912		1,863		49	2.6%
Owner operator tractors, average for the period	460		508		(48)	(9.4)
Total tractors, average for the period	2,372		2,371		1	—

(1) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.
(2) Rate per mile is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by total number of company and owner operator miles driven in the period.
(3) Revenue per tractor is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by the average number of tractors in the period, including owner operator tractors.

Daseke, Inc. and Subsidiaries
Supplemental Information: Flatbed Solutions
(Unaudited)
(Dollars in millions, except rate per mile and revenue per tractor)

	Three Months Ended December 31,
	2022		2021		Increase (Decrease)
	Amount	%	Amount	%	Absolute	Relative
REVENUE:
Company freight	$40.6	24.6%	$40.7	23.2%	$(0.1)	(0.2)%
Owner operator freight	70.6	42.7	80.5	45.9	(9.9)	(12.3)
Brokerage	25.2	15.2	34.4	19.6	(9.2)	(26.7)
Logistics	1.0	0.6	1.2	0.7	(0.2)	(16.7)
Fuel surcharge	27.9	16.9	18.5	10.6	9.4	50.8
Total revenue	$165.3	100.0%	$175.3	100.0%	$(10.0)	(5.7)%

OPERATING EXPENSES:
Total operating expenses	$162.6	98.4%	$164.2	93.7%	$(1.6)	(1.0)%
Operating ratio	98.4%		93.7%
Adjusted Operating Ratio	95.9%		91.8%
INCOME FROM OPERATIONS	$2.7	1.6%	$11.1	6.3%	$(8.4)	(75.7)%

OPERATING STATISTICS:
Company miles	16.1		16.5		(0.4)	(2.4)%
Owner operator miles	29.7		32.4		(2.7)	(8.3)
Total miles (in millions)(1)	45.8		48.9		(3.1)	(6.3)

Rate per mile(2)	$2.43		$2.48		$(0.05)	(2.0)%
Revenue per tractor(3)	$45,600		$50,900		$(5,300)	(10.4)

Company owned tractors, at quarter-end	904		804		100	12.4%
Owner operator tractors, at quarter-end	1,563		1,567		(4)	(0.3)
Number of trailers, at quarter-end	3,948		4,207		(259)	(6.2)

Company owned tractors, average for the quarter	867		810		57	7.0%
Owner operator tractors, average for the quarter	1,570		1,570		—	—
Total tractors, average for the quarter	2,437		2,380		57	2.4

(1) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.
(2) Rate per mile is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by total number of company and owner operator miles driven in the period.
(3) Revenue per tractor is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by the average number of tractors in the period, including owner operator tractors.

Daseke, Inc. and Subsidiaries
Supplemental Information: Flatbed Solutions
(Unaudited)
(Dollars in millions, except rate per mile and revenue per tractor)

	Year Ended December 31,
	2022		2021		Increase (Decrease)
	Amount	%	Amount	%	Absolute	Relative
REVENUE:
Company freight	$167.2	21.8%	$176.6	25.6%	$(9.4)	(5.3)%
Owner operator freight	329.2	42.8	328.0	47.5	1.2	0.4
Brokerage	152.5	19.8	112.2	16.3	40.3	35.9
Logistics	4.1	0.5	4.9	0.7	(0.8)	(16.3)
Fuel surcharge	116.0	15.1	68.3	9.9	47.7	69.8
Total revenue	$769.0	100.0%	$690.0	100.0%	$79.0	11.4%

OPERATING EXPENSES:
Total operating expenses	$729.9	94.9%	$636.7	92.3%	$93.2	14.6%
Operating ratio	94.9%		92.3%
Adjusted Operating Ratio	92.7%		90.8%
INCOME FROM OPERATIONS	$39.1	5.1%	$53.3	7.7%	$(14.2)	(26.6)%

OPERATING STATISTICS:
Company miles	63.8		74.6		(10.8)	(14.5)%
Owner operator miles	128.3		135.3		(7.0)	(5.2)
Total miles (in millions)(1)	192.1		209.9		(17.8)	(8.5)

Rate per mile(2)	$2.58		$2.40		$0.18	7.5%
Revenue per tractor(3)	$208,900		$206,500		$2,400	1.2

Company owned tractors, at period-end	904		804		100	12.4%
Owner operator tractors, at period-end	1,563		1,567		(4)	(0.3)
Number of trailers, at period-end	3,948		4,207		(259)	(6.2)

Company owned tractors, average for the period	795		852		(57)	(6.7)%
Owner operator tractors, average for the period	1,581		1,591		(10)	(0.6)
Total tractors, average for the period	2,376		2,443		(67)	(2.7)

(1) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.
(2) Rate per mile is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by total number of company and owner operator miles driven in the period.
(3) Revenue per tractor is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by the average number of tractors in the period, including owner operator tractors.

Daseke, Inc. and Subsidiaries
Reconciliation of Operating Ratio to Adjusted Operating Ratio
Reconciliation of Income from Operations to Adjusted Income from Operations
(Unaudited)
(Dollars in millions)

	Three Months Ended December 31,
	2022	2021	2022	2021	2022	2021
	Consolidated		Flatbed		Specialized
Revenue	$408.2	$394.3	$165.3	$175.3	$242.9	$219.0
Operating expenses	393.0	375.5	162.6	164.2	230.4	211.3
Income from Operations	$15.2	$18.8	$2.7	$11.1	$12.5	$7.7
Operating ratio	96.3%	95.2%	98.4%	93.7%	94.9%	96.5%

Stock based compensation	2.7	3.3	1.1	1.3	1.6	2.0
Impairment	1.6	—	—	—	1.6	—
Acquisition-related transaction expenses	0.1	—	0.1	—	—	—
Restructuring charges	0.4	0.1	0.1	—	0.3	0.1
Business transformation	4.3	1.8	1.7	0.8	2.6	1.0
Severance	0.5	0.6	0.3	0.3	0.2	0.3
Amortization of intangible assets	1.7	1.8	0.7	0.8	1.0	1.0
Aveda operating expenses, net	0.1	3.4	—	—	0.1	3.4
Adjusted operating expenses	381.6	364.5	158.6	161.0	223.0	203.5
Adjusted Income from Operations	$26.6	$29.8	$6.7	$14.3	$19.9	$15.5
Adjusted Operating Ratio	93.5%	92.4%	95.9%	91.8%	91.8%	92.9%

Daseke, Inc. and Subsidiaries
Reconciliation of Operating Ratio to Adjusted Operating Ratio
Reconciliation of Income from Operations to Adjusted Income from Operations
(Unaudited)
(Dollars in millions)

	Year Ended December 31,
	2022	2021	2022	2021	2022	2021
	Consolidated		Flatbed		Specialized
Revenue	$1,773.3	$1,556.8	$769.0	$690.0	$1,004.3	$866.8
Operating expenses	1,674.9	1,444.0	729.9	636.7	945.0	807.3
Income from Operations	$98.4	$112.8	$39.1	$53.3	$59.3	$59.5
Operating ratio	94.5%	92.8%	94.9%	92.3%	94.1%	93.1%

Stock based compensation	11.5	8.6	4.9	3.6	6.6	5.0
Impairment	9.4	—	—	—	9.4	—
Acquisition-related transaction expenses	3.8	—	1.6	—	2.2	—
Restructuring charges	2.4	0.3	1.0	—	1.4	0.3
Business transformation	10.6	3.1	4.5	1.4	6.1	1.7
Impaired lease termination	—	1.2	—	0.5	—	0.7
Severance	4.7	2.0	2.1	0.8	2.6	1.2
Amortization of intangible assets	6.9	6.9	3.0	3.0	3.9	3.9
Third party debt refinancing charges	—	2.3	—	1.0	—	1.3
Aveda operating expenses, net	1.1	3.9	—	—	1.1	3.9
Adjusted operating expenses	1,624.5	1,415.7	712.8	626.4	911.7	789.3
Adjusted Income from Operations	$148.8	$141.1	$56.2	$63.6	$92.6	$77.5
Adjusted Operating Ratio	91.6%	90.9%	92.7%	90.8%	90.8%	91.1%

Daseke, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA by Segment
Reconciliation of Net Income (Loss) Margin to Adjusted EBITDA Margin by Segment
(Unaudited)
(Dollars in millions)

	Three Months Ended			Year Ended
	December 31, 2022			December 31, 2022
	Flatbed	Specialized	Consolidated	Flatbed	Specialized	Consolidated
Net income	$1.6	$5.3	$6.9	$21.7	$28.5	$50.2
Depreciation and amortization	11.2	13.4	24.6	40.4	52.4	92.8
Interest income	(0.7)	(0.6)	(1.3)	(1.1)	(1.7)	(2.8)
Interest expense	4.8	6.8	11.6	15.1	20.3	35.4
Income tax expense (benefit)	(3.0)	1.6	(1.4)	5.6	14.0	19.6
Stock based compensation	1.1	1.6	2.7	4.9	6.6	11.5
Impairment	—	1.6	1.6	—	9.4	9.4
Restructuring charges	0.1	0.3	0.4	1.0	1.4	2.4
Acquisition-related transaction expenses	0.1	—	0.1	1.6	2.2	3.8
Business transformation	1.7	2.6	4.3	4.5	6.1	10.6
Severance	0.3	0.2	0.5	2.1	2.6	4.7
Change in fair value of warrant liability	—	—	—	(2.1)	(2.6)	(4.7)
Aveda (income) expenses, net	—	(0.4)	(0.4)	—	2.0	2.0
Adjusted EBITDA	$17.2	$32.4	$49.6	$93.7	$141.2	$234.9
Total revenue	165.3	242.9	408.2	769.0	1,004.3	1,773.3
Net income margin	1.0%	2.2%	1.7%	2.8%	2.8%	2.8%
Adjusted EBITDA margin	10.4%	13.3%	12.2%	12.2%	14.1%	13.2%

Daseke, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA by Segment
Reconciliation of Net Income (Loss) Margin to Adjusted EBITDA Margin by Segment
(Unaudited)
(Dollars in millions)

	Three Months Ended			Year Ended
	December 31, 2021			December 31, 2021
	Flatbed	Specialized	Consolidated	Flatbed	Specialized	Consolidated
Net income (loss)	$7.8	$(0.7)	$7.1	$29.9	$26.1	$56.0
Depreciation and amortization	8.9	12.5	21.4	35.7	52.4	88.1
Interest income	(0.1)	—	(0.1)	(0.2)	(0.1)	(0.3)
Interest expense	3.2	4.2	7.4	14.7	18.8	33.5
Income tax expense (benefit)	1.4	6.0	7.4	9.8	16.2	26.0
Stock based compensation	1.3	2.0	3.3	3.6	5.0	8.6
Restructuring charges	—	0.1	0.1	—	0.3	0.3
Business transformation	0.8	1.0	1.8	1.4	1.7	3.1
Impaired lease termination	—	—	—	0.5	0.7	1.2
Severance	0.3	0.3	0.6	0.8	1.2	2.0
Change in fair value of warrant liability	(1.2)	(1.6)	(2.8)	(0.7)	(0.9)	(1.6)
Third party debt refinancing charges	—	—	—	1.0	1.3	2.3
Aveda expenses, net	—	3.4	3.4	—	3.9	3.9
Adjusted EBITDA	$22.4	$27.2	$49.6	$96.5	$126.6	$223.1
Total revenue	175.3	219.0	394.3	690.0	866.8	1,556.8
Net income (loss) margin	4.4%	(0.3)%	1.8%	4.3%	3.0%	3.6%
Adjusted EBITDA margin	12.8%	12.4%	12.6%	14.0%	14.6%	14.3%

Daseke, Inc. and Subsidiaries
Reconciliation of Net Income to Adjusted Net Income
Reconciliation of EPS to Adjusted EPS
(Unaudited)
(Dollars in millions, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income	$6.9	$7.1	$50.2	56.0
Adjusted for:
Income tax (benefit) expense	(1.4)	7.4	19.6	26.0
Income before income taxes	5.5	14.5	69.8	82.0
Add:
Stock based compensation	2.7	3.3	11.5	8.6
Impairment	1.6	—	9.4	—
Restructuring charges	0.4	0.1	2.4	0.3
Business transformation	4.3	1.8	10.6	3.1
Severance	0.5	0.6	4.7	2.0
Impaired lease termination	—	—	—	1.2
Acquisition-related transaction expenses	0.1	—	3.8	—
Amortization of intangible assets	1.7	1.8	6.9	6.9
Debt refinancing related charges	—	—	—	3.8
Change in fair value of warrant liability	—	(2.8)	(4.7)	(1.6)
Aveda (income) expenses, net	(0.4)	3.9	2.0	4.5
Adjusted income before income taxes	16.4	23.2	116.4	110.8
Income tax expense at adjusted effective rate	(0.7)	(10.2)	(29.7)	(33.0)
Adjusted Net Income	$15.7	$13.0	$86.7	$77.8

Net income	$6.9	$7.1	$50.2	$56.0
Less Series A preferred dividends	(1.2)	(1.2)	(5.0)	(5.0)
Less Series B preferred dividends	(0.7)	—	(0.7)	—
Net income attributable to common stockholders	5.0	5.9	44.5	51.0
Allocation of earnings to non-vested participating restricted stock units	—	—	(0.1)	(0.4)
Numerator for basic EPS - net income available to common stockholders - two class method	$5.0	$5.9	$44.4	$50.6
Effect of dilutive securities:
Add back Series A preferred dividends	$—	$—	$—	$—
Add back allocation earnings to participating securities	—	—	0.1	0.4
Reallocation of earnings to participating securities considering potentially dilutive securities	—	—	(0.1)	(0.4)
Numerator for diluted EPS - net income available to common shareholders - two class method	$5.0	$5.9	$44.4	$50.6

Daseke, Inc. and Subsidiaries
Reconciliation of EPS to Adjusted EPS (continued)
(Unaudited)
(Dollars in millions, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Adjusted Net Income	$15.7	$13.0	$86.7	$77.8
Less Series A preferred dividends	(1.2)	(1.2)	(5.0)	(5.0)
Less Series B preferred dividends	(0.7)	—	(0.7)	—
Allocation of earnings to non-vested participating restricted stock units	—	(0.1)	(0.2)	(0.6)
Numerator for basic EPS - adjusted net income available to common shareholders - two class method	$13.8	$11.7	$80.8	$72.2
Effect of dilutive securities:
Add back Series A preferred dividends	$1.2	$—	$5.0	$5.0
Add back allocation earnings to participating securities	—	0.1	0.2	0.6
Reallocation of earnings to participating securities considering potentially dilutive securities	—	(0.1)	(0.2)	(0.6)
Numerator for diluted EPS - adjusted net income available to common shareholders - two class method	$15.0	$11.7	$85.8	$77.2

Basic EPS
EPS	$0.10	$0.09	$0.73	$0.79
Adjusted EPS	$0.27	$0.19	$1.34	$1.13
Diluted EPS
EPS	$0.09	$0.09	$0.70	$0.77
Adjusted EPS	$0.25	$0.18	$1.24	$1.09
Weighted-average common shares outstanding:
Basic	52,026,143	62,489,277	60,459,451	63,744,456
Basic - adjusted	52,026,143	62,489,277	60,459,451	63,744,456
Diluted	54,430,235	64,885,771	63,283,502	65,409,258
Diluted - adjusted	60,082,408	64,885,771	68,935,675	71,061,431

Daseke, Inc. and Subsidiaries
Reconciliation of Net Income to Adjusted Net Income
Reconciliation of Pro forma EPS to Pro forma Adjusted EPS
(Unaudited)
(Dollars in millions, except share and per share data)

	Three Months Ended December 31, 2022	Year Ended December 31, 2022
Net income	$6.9	$50.2
Adjusted for:
Income tax (benefit) expense	(1.4)	19.6
Income before income taxes	5.5	69.8
Add:
Stock based compensation	2.7	11.5
Impairment	1.6	9.4
Restructuring charges	0.4	2.4
Business transformation	4.3	10.6
Severance	0.5	4.7
Acquisition-related transaction expenses	0.1	3.8
Amortization of intangible assets	1.7	6.9
Debt refinancing related charges	—	—
Change in fair value of warrant liability	—	(4.7)
Aveda (income) expenses, net	(0.4)	2.0
Adjusted income before income taxes	16.4	116.4
Income tax expense at adjusted effective rate	(0.7)	(29.7)
Adjusted Net Income	$15.7	$86.7

Net income	$6.9	$50.2
Less Series A preferred dividends	(1.2)	(5.0)
Less Series B preferred dividends	(1.5)	(5.9)
Net income attributable to common stockholders	4.2	39.3
Allocation of earnings to non-vested participating restricted stock units	—	(0.1)
Numerator for basic EPS - net income available to common stockholders - two class method (Pro forma)	$4.2	$39.2
Effect of dilutive securities:
Add back Series A preferred dividends	$—	$5.0
Add back allocation earnings to participating securities	—	0.1
Reallocation of earnings to participating securities considering potentially dilutive securities	—	(0.1)
Numerator for diluted EPS - net income available to common shareholders - two class method (Pro forma)	$4.2	$44.2

Daseke, Inc. and Subsidiaries
Reconciliation of Pro forma EPS to Pro forma Adjusted EPS (continued)
(Unaudited)
(Dollars in millions, except share and per share data)

	Three Months Ended December 31, 2022	Year Ended December 31, 2022
Adjusted Net Income	$15.7	$86.7
Less Series A preferred dividends	(1.2)	(5.0)
Less Series B preferred dividends	(1.5)	(5.9)
Allocation of earnings to non-vested participating restricted stock units	—	(0.2)
Numerator for basic EPS - adjusted net income available to common shareholders - two class method (Pro forma)	$13.0	$75.6
Effect of dilutive securities:
Add back Series A preferred dividends	$1.2	$5.0
Add back allocation earnings to participating securities	—	0.2
Reallocation of earnings to participating securities considering potentially dilutive securities	—	(0.2)
Numerator for diluted EPS - adjusted net income available to common shareholders - two class method (Pro forma)	$14.2	$80.6

Basic EPS - Pro forma
Pro forma EPS	$0.09	$0.88
Pro forma Adjusted EPS	$0.29	$1.69
Diluted EPS - Pro forma
Pro forma EPS	$0.09	$0.83
Pro forma Adjusted EPS	$0.27	$1.52
Weighted-average common shares outstanding (Pro forma):
Basic	44,906,945	44,651,313
Basic - adjusted	44,906,945	44,651,313
Diluted	47,311,037	53,127,537
Diluted - adjusted	52,963,210	53,127,537